NewtekOne, Inc. Declares Quarterly Dividend of $0.18 per Share

Boca Raton, FL, February 27, 2023 - NewtekOne, Inc., (the “Company”) (NASDAQ: NEWT), today announced that its Board of Directors declared a quarterly cash dividend of $0.18 per share, payable on April 14, 2023 to shareholders of record as of April 4, 2023.

NewtekOne®, Your Business Solutions Company®, is a financial holding company, which along with its bank and non-bank consolidated subsidiaries, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, NewtekOne has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

NewtekOne and its subsidiaries’ business and financial solutions include: banking (Newtek Bank, N.A.), Business Lending, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek®, NewtekOne®, Newtek Bank, National AssociationTM, Your Business Solutions Company® and One Solution for All Your Business Needs® are registered trademarks of NewtekOne, Inc.

Note Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the Private Securities Litigation and Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors. These factors include, among others: macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, such as the impacts to the U.S. and global economies, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments; higher inflation and its impacts; higher interest rates and the impacts on macroeconomic conditions, and NewtekOne, Inc.’s funding costs; NewtekOne, Inc’s conversion to a financial holding company, consummation of the acquisition of Newtek Bank, N.A. and Newtek One’s limited experience as a financial holding company and owning and operating a bank; and the precautionary statements included in this release. Factors that could cause NewtekOne, Inc’s actual results to differ materially from those described in the forward-looking statements can be found in NewtekOne, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, filed May 9, 2022, August 8, 2022, and November 8, 2022, with the

Securities and Exchange Commission and are available on NewtekOne, Inc’s website (https://investor.newtekbusinessservices.com/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward-looking statements made by or on behalf of NewtekOne, Inc. speak only as to the date they are made, and NewtekOne, Inc. does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

SOURCE: NewtekOne, Inc.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com